CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Rochester Fund Municipals:

We consent to the use of our report dated February 28, 2014, with respect to the financial statements and financial highlights of Oppenheimer Rochester Fund Municipals, formerly Rochester Fund Municipals, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

March 24, 2014